Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports First Quarter 2013 Financial Results

– Total revenue of $79.5 million, up 24.0% year-over-year and up 24.2% on an FX neutral basis, year-over-year

– Adjusted EBITDA of $21.8 million, up 56.1% year-over-year

– TTM Free Cash Flow generation of $90.4 million, up 21.3% year-over-year

Austin, Texas – April 23, 2013 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today reported its financial results for the first quarter ended March 31, 2013.

Management Commentary

“We’re thrilled with our start to the year and our ability to continue delivering financial results ahead of our expectations,” says Brian Sharples, chief executive officer of HomeAway. “For the first quarter, we delivered year-over-year growth of 24% in total revenue and 56% in adjusted EBITDA. Due to the subscription nature of our business model, we are afforded a high-degree of revenue visibility in addition to attractive profitability and free cash flow characteristics.”

Mr. Sharples continues, “Year-after-year, we pride ourselves on being the leading destination for travelers seeking vacation rentals for family and group travel. For the quarter, traffic was up 22% over the prior year, with the total business attracting over 207 million visits, a new record for HomeAway. We continue to uphold our reputation as one of the most efficient marketing channels for individual owners and property managers alike. We look forward to building upon our category leadership through continued investment in product innovation and the initial launch of our pay-per-booking product to individual U.S. owners by the end of the third quarter of this year.”

First Quarter 2013 Financial Highlights

•

Total revenue increased 24.0% to $79.5 million from $64.1 million in the first quarter of 2012. On an FX neutral basis, year-over-year revenue growth was 24.2%. Growth in total revenue primarily reflects an increase in new listings, an increase in average revenue per listing as a result of tiered pricing and bundled product offerings and the benefit of ancillary product and service revenue.

•	Listing revenue increased 23.8% to $66.8 million from $54.0 million in the first quarter of 2012. On an FX neutral basis, year-over-year listing revenue growth was 24.1%.

•

Other revenue, which is comprised of ancillary revenue from owners and travelers, advertising, software and other items, increased 24.6% to $12.6 million from $10.1 million in the first quarter of 2012. Growth in other revenue primarily reflects the introduction and enhanced distribution of value-added owner, manager and traveler products.

•	Adjusted EBITDA increased 56.1% to $21.8 million from $14.0 million in the first quarter of 2012. As a percentage of revenue, adjusted EBITDA was 27.4%.

•	Free cash flow increased 18.4% to $33.3 million from $28.2 million in the first quarter of 2012.

•	Net income was $5.3 million, or $0.06 per diluted share, compared to net income of $2.4 million, or $0.03 per diluted share, in the first quarter of 2012.

•	Pro forma net income was $12.2 million, or $0.14 per diluted share, compared to pro forma net income of $7.4 million, or $0.09 per diluted share, in the first quarter of 2012.

•	Cash, cash equivalents and short-term investments as of March 31, 2013 were $314.4 million, or approximately $3.63 per diluted share.

Key Business Metrics

•	Paid listings at the end of the first quarter were 742,299, a year-over-year increase of 6.2% from 699,088 at the end of the first quarter of 2012.

•

Average revenue per listing during the first quarter was $368, a 14.3% increase from $322 during the first quarter of 2012. Excluding the impact of FX and pay-per-lead listings, average revenue per subscription listing increased 13.5% year-over-year.

•	Renewal rate was 73.6% at the end of the first quarter, compared to 77.0% at the end of the first quarter of 2012 and 73.8% at the end of the fourth quarter of 2012.

•

Visits were 207.1 million during the first quarter, a year-over-year increase of 29.7%. During the fourth quarter of 2012, HomeAway began using a different tool for the measurement of visits for certain of its websites. On a comparable basis, HomeAway estimates that visits would have increased by 22.1% year-over-year.

Note: The recent ability of customers to consolidate listings and to purchase network product bundles impacts comparability of HomeAway’s previously reported metrics for the first quarter of 2013, and for future periods. Absent this change, HomeAway estimates:

•	Paid listings growth would have been approximately 9.5%;

•

Average revenue per listing would have been $359 and when excluding the impact of the same adjustments for consolidated listings and new bundled offerings, in addition to FX and pay-per-lead listings, average revenue per subscription listing would have been up 10.3%; and

•	Renewal rate would have been 74.9%, compared to 77.0% at the end of the first quarter of 2012 and 74.4% at the end of the fourth quarter of 2012.

Business Outlook

HomeAway management currently expects to achieve the following results for second quarter ending June 30, 2013 and the year ending December 31, 2013, as follows:

Second Quarter 2013

•	Total revenue is expected to be in the range of $85.0 to $86.0 million.

•	Adjusted EBITDA is expected to be in the range of $22.5 to $23.0 million.

Full Year 2013

•	Total revenue is expected to be in the range of $338.0 to $341.0 million.

•	Adjusted EBITDA is expected to be in the range of $97.5 to $100.0 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics.”

Conference Call & Webcast Information

HomeAway will host a conference call to review and discuss its first quarter 2013 results today at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To participate in the conference call, investors should join ten minutes prior to the scheduled start time. Callers in the United States and Canada should join by dialing (877) 407-0784, passcode 411878. Callers outside the United States and Canada should join by dialing (201) 689-8560, passcode 411878. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s website at http://investors.homeaway.com and will be archived online for 60 days upon completion of the conference call. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 7:30 p.m. Eastern Time / 6:30 p.m. Central Time on April 23, 2013 until 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on May 7, 2013 by dialing (877) 870-5176, passcode 411878, in the United States and Canada or (858) 384-5517 outside the United States and Canada, passcode 411878.

About HomeAway

HomeAway, Inc., based in Austin, Texas, the world’s leading online marketplace for the vacation rental industry, with sites representing over 742,000 paid listings of vacation rental homes in 171 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; and HomeAway.com.au in Australia.

In addition, HomeAway operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; revenue visibility and profitability and free cash flow characteristics; ability to build upon our category leadership through continued investment in product innovation and planned launch of our pay-per-booking product.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to execute its product and services development roadmap, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, (i) HomeAway’s inability to introduce successful new products and services and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent 10-K, filed on February 27, 2013. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow and pro forma net income. Adjusted EBITDA, free cash flow and pro forma net income are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) plus depreciation; amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit

(shortfall) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines pro forma net income as its net income (loss) plus the after-tax effect of stock-based compensation expense and amortization of intangible assets, utilizing an effective tax rate of 35%. The income tax effect of adjustments to pro forma net income assists investors in understanding the tax provision related to those adjustments and the effective tax rate of 35% related to ongoing operations.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow and pro forma net income are useful to investors in evaluating its operating performance for the following reasons:

•

HomeAway management uses Adjusted EBITDA, free cash flow and pro forma net income in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•

Adjusted EBITDA, free cash flow and pro forma net income provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•

Securities analysts use Adjusted EBITDA, free cash flow and pro forma net income as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow and pro forma net income; and

•

Adjusted EBITDA and pro forma net income excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow and pro forma net income should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow or pro forma net income may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow and pro forma net income have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and pro forma net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

A paid listing is defined by HomeAway as a fee to list a property advertisement on one or more websites in its marketplace. A paid listing allows a property owner or manager to include a description of the property, along with location, pricing, availability, a specified number of photos and contact information. Most listings are sold on a subscription basis, and some listing packages may include listings on more than one of HomeAway’s websites. When purchased at the same time in one bundle, HomeAway counts this as one paid listing. Listings are also sold on a pay-for-performance basis to property managers.

Average revenue per listing is computed by HomeAway as listing revenue for the period divided by the average of paid listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; changes in brand and listing type mix; and the impact of foreign exchange rates on HomeAway’s listing revenue outside of the United States.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. HomeAway includes most brands in its calculation of renewal rate. Subscriptions to BedandBreakfast.com and Toprural.es remain excluded until HomeAway can further develop its database system.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Omniture, Google Analytics and eStat.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenue:
Listing	$66,831	$53,968
Other	12,633	10,135

Total revenue	79,464	64,103
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	13,281	10,532
Product development	12,399	9,702
Sales and marketing	26,367	24,734
General and administrative	16,049	12,837
Amortization expense	3,180	2,448

Total costs and expenses	71,276	60,253

Operating income	8,188	3,850
Other income (expense):
Interest income	243	169
Other expense, net	(1,591)	(728)

Total other income (expense)	(1,348)	(559)

Income before income taxes	6,840	3,291
Income tax expense	(1,545)	(890)

Net income	$5,295	$2,401

Net income per share:
Basic and diluted	$0.06	$0.03

Weighted average number of shares outstanding:
Basic	83,940	81,353
Diluted	86,492	84,500

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$187,246	$189,478
Short-term investments	127,141	80,330
Accounts receivable, net of allowance for doubtful accounts of $585 and $633 as of March 31, 2013 and December 31, 2012, respectively	17,954	16,343
Income tax receivable	766	775
Prepaid expenses and other current assets	8,095	7,312
Restricted cash	173	284
Deferred tax assets	5,355	5,425

Total current assets	346,730	299,947
Property and equipment, net	34,908	32,901
Goodwill	308,635	312,412
Intangible assets, net	56,117	59,727
Restricted cash	574	230
Deferred tax assets	2,126	1,807
Other non-current assets	19,195	15,651

Total assets	$768,285	$722,675

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,722	$6,613
Income tax payable	9,134	11,137
Accrued expenses	31,683	33,856
Deferred revenue	147,039	126,351

Total current liabilities	194,578	177,957
Deferred revenue, less current portion	2,672	2,879
Deferred tax liabilities	16,756	17,615
Other non-current liabilities	8,119	7,191

Total liabilities	222,125	205,642

Commitments and contingencies
Stockholders’ equity
Common stock	8	8
Additional paid-in capital	647,053	618,700
Accumulated other comprehensive loss	(9,971)	(5,450)
Accumulated deficit	(90,930)	(96,225)

Total stockholders’ equity	546,160	517,033

Total liabilities and stockholders’ equity	$768,285	$722,675

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months
	Ended March 31,
	2013	2012
Cash flows from operating activities
Net income	$5,295	$2,401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,044	2,455
Amortization of intangible assets	3,180	2,448
Amortization of premiums on securities and other	801	562
Stock-based compensation	7,456	5,198
Excess tax benefit from stock-based compensation	(1,358)	(603)
Deferred income taxes	(1,218)	3,514
Net realized/unrealized foreign exchange gain	(16)	(654)
Realized loss on foreign currency forwards	1,259	1,328
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(1,880)	(813)
Income tax receivable	(347)	—
Prepaid expenses and other assets	(1,378)	(6,464)
Accounts payable	(258)	3,114
Accrued expenses	(406)	436
Income tax payable	(4)	(3,043)
Deferred revenue	22,300	20,177
Deferred rent and other non-current liabilities	1,011	3,304

Net cash provided by operating activities	37,481	33,360

Cash flows from investing activities
Change in restricted cash	(247)	313
Cash paid for trademarks and other assets acquired	(30)	(45)
Cash paid for non-marketable equity investment	(3,667)	—
Purchases of short-term investments	(62,713)	(9,258)
Proceeds from maturities of marketable securities	15,000	11,457
Net settlement of foreign currency forwards	(1,259)	(1,328)
Purchases of property and equipment	(5,505)	(5,809)

Net cash used in investing activities	(58,421)	(4,670)

Cash flows from financing activities
Proceeds from exercise of options to purchase common stock	19,539	10,937
Excess tax benefit from stock-based compensation	1,358	603

Net cash provided by financing activities	20,897	11,540

Effect of exchange rate changes on cash	(2,189)	990

Net (decrease) increase in cash and cash equivalents	(2,232)	41,220
Cash and cash equivalents at beginning of period	189,478	118,208

Cash and cash equivalents at end of period	$187,246	$159,428

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months
	Ended March 31,
	2013	2012
Net income	$5,295	$2,401
Add:
Depreciation and amortization	6,224	4,903
Stock-based compensation	7,456	5,198
Interest income	(243)	(169)
Foreign exchange expense	1,535	751
Income tax expense	1,545	890

Adjusted EBITDA	$21,812	$13,974

	Three Months
	Ended March 31,
	2013	2012
Cash provided by operating activities	$37,481	$33,360
Excess tax benefit from stock-based compensation	1,358	603
Capital expenditures	(5,505)	(5,809)

Free cash flow	$33,334	$28,154

	Three Months
	Ended March 31,
	2013	2012
Net income	$5,295	$2,401
Add:
Stock-based compensation	7,456	5,198
Amortization expense	3,180	2,448
Related tax effect	(3,723)	(2,676)

Pro forma net income	$12,208	$7,371

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months
	Ended March 31,
	2013	2012
Stock-based compensation:
Cost of revenue	$845	$416
Product development	1,727	1,231
Sales and marketing	1,608	1,270
General and administrative	3,276	2,281

Total	$7,456	$5,198

	Three Months
	Ended March 31,
	2013	2012
Depreciation:
Cost of revenue	$1,023	$819
Product development	684	549
Sales and marketing	944	766
General and administrative	393	321

Total	$3,044	$2,455

Investor Contact:

HomeAway Investor Relations

(512) 505-1700

investors@homeaway.com

or Addo Communications at (310) 829-5400

Media Contact:

Eileen Buesing

VP of Communications, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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